Exhibit 4.1
SECURED PROMISSORY NOTE
$500,000.00  Boca Raton, Florida
 June 19, 2009

FOR VALUE RECEIVED, ACXESS INC., a Florida corporation (the “Borrower”), hereby agrees to pay to INNOVATIVE SOFTWARE TECHNOLOGIES, INC. (the “Holder”), at 911 Ranch Road 620 North, Suite 204, Austin, Texas, 78734, or at such other place as the Holder may designate in writing from time to time, the principal sum of FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($500,000.00), together with interest on the principal balance of this obligation from time to time remaining unpaid, at the rate and at the times provided in this Note.  All payments required by this Note must be by legal tender of the United States of America.

1.           Interest.  The outstanding principal amount of this Note shall bear interest beginning on the date of this Note at a rate equal to eight percent (8%) per annum, calculated on the basis of a 360-day year for the actual number of days elapsed through the actual payment date.  Interest shall accrue and be paid at maturity with the principal balance.  Notwithstanding anything contained herein, from and after the occurrence and during the continuance of an Event of Default pursuant to Section 5 below, this Note shall bear interest on the due and unpaid principal amount at the rate (the “Default Rate”) equal to the lower of sixteen percent (16%) per annum or, if lower, the highest rate permitted by law

2.           Security.  This Note is secured by certain assets of Borrower pursuant to a Security Agreement of even date herewith between Borrower and Holder.

3.           Method of Repayment.  The total amount of this Note shall be paid in one payment three (3) years from the date of this Note (the “Maturity Date”).

4.           Prepayments.  This Note may be prepaid at Borrower’s option without the consent of the Holder, either in whole or in part, at any time and from time to time without premium or penalty.  Should Borrower prepay any portion of the principal amount of this Note, Borrower shall be entitled to a proportionate reduction in principal of up to Three Hundred and Fifty Thousand and 00/100 Dollars ($350,000.00), as reflected on the Discount Schedule attached hereto as Exhibit A.  Interest shall only accrue on the remaining discounted principal in the event of any prepayment.

5.           Events of Default.  For purposes of this Note, an “Event of Default” is:  (i) a failure to pay any portion of the principal amount or interest on this Note when due, (ii) admission by the Borrower of its inability to pay its debts generally as they become due or otherwise acknowledges its insolvency; (iii) the filing of a petition in bankruptcy by the Borrower or the execution by the Borrower of a general assignment for the benefit of creditors; (iv) the filing against the Borrower of a petition in bankruptcy or a petition for relief under the provisions of the federal bankruptcy code or another state or federal law for the relief of debtors and the continuation of such petition without dismissal for a period of ninety (90) days or more, (v) the Borrower’s ceasing to carry on business, (vi) the sale, transfer, or other disposition of all or substantially all of the assets of the Borrower or a merger, acquisition, consolidation or similar transaction which results in the Borrower’s stockholders immediately prior to such transaction holding less than fifty percent (50%) of the voting power of the surviving, continuing or purchasing entity; or (vii) a breach by Borrower of any covenant, condition, or obligation contained in the Stock Purchase Agreement of even date herewith between Borrower and Holder or the Licensing Agreement of even date herewith between Borrower and Holder.  If an Event of Default occurs, the Holder may declare all of the outstanding principal amount of this Note, including any interest due thereon, to be due and payable immediately.  The Borrower shall pay interest on such amount in cash at the Default Rate to the Holder if such amount is not paid within two (2) days of Holder’s request.  The remedies under this Note shall be cumulative.

6.           Waivers.  No delay on the part of the Holder in exercising any right or remedy hereunder shall operate as a waiver of such right or remedy.  No single or partial exercise of a right or remedy shall preclude other or further exercise of that or any other right or remedy.  The failure of the Holder to insist upon the strict performance of any term of this Note, or to exercise any right or remedy hereunder, shall not be construed as a waiver or relinquishment by the Holder for the future of that term, right or remedy.  No waiver of any right of the Holder hereunder shall be effective unless in writing executed by the Holder.

7.           Severability.  The unenforceability or invalidity of any provision or provisions of this Note as to any persons or circumstances shall not render that provision or those provisions unenforceable or invalid as to any other provisions or circumstances, and all provisions hereof, in all other respects, shall remain valid and enforceable.

8.           WAIVER OF JURY TRIAL.  THE BORROWER AND THE HOLDER ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY MAY BE WAIVED.  EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS NOTE.

9.           Binding Effect.  This Note shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns.

10.         Governing Law and Venue.  This Note shall be governed by and construed in accordance with the laws of the State of Florida, without reference to principles of choice of law thereunder.  The venue for any judicial or arbitration proceedings arising out of this Note or the obligations hereunder shall be in the state courts of the State of Florida located in Palm Beach County, Florida.

11.         Compliance With Usury Laws.  As it is the intent of all parties to this transaction to abide by the interest limitations of any applicable usury law, it is expressly agreed, anything herein to the contrary notwithstanding, that the Holder shall not be allowed or entitled to collect any interest (or any sum which is considered interest by law) which is in excess of any legal rate applicable hereto.  Should any amount be collected hereunder which would cause the interest to exceed said lawful rate, such part of said amount in excess of the lawful rate shall automatically be credited to principal, or, if all principal amounts have been paid, shall be refunded to Borrower.  The provisions of this Note are hereby modified to the extent necessary to conform with the limitations and provisions of this paragraph.  This paragraph shall govern over all other provisions in any document or agreement now or hereafter existing.

12.          Documentary Stamp Tax Liability.  The Holder shall pay any and all documentary stamp tax and/or any other excise tax due and payable on this Note. The Holder shall further indemnify and save harmless Borrower from any documentary stamp tax or intangibles tax assessed by the State of Florida with respect to this Note, including, without limitation, any penalties and interest.

13.          Costs.  In the event that this Note is collected by law or through attorneys at law, or under advice therefrom, the Borrower hereby agrees to pay all costs of collection, including reasonable attorneys’ fees an costs, whether or not suit is brought, and whether incurred in connection with collection, trial, appeal, bankruptcy or other creditors’ proceedings or otherwise.

14.          Application of Payments.  All principal, interest and any other amounts due under this Note shall be payable in lawful money of the United States of America at the place or places above stated.  All payments shall be credited first to costs and expenses, if any, incurred by Holder in collecting any amounts due hereunder, second to any late payment charges and interest accrued at the Default Rate (as defined above), third to past due interest, fourth to principal and any other amounts due hereunder.

IN WITNESS WHEREOF, the Borrower has executed and delivered this Note effective as of the date stated above.

BORROWER: ACXESS INC., a Florida corporation By: /s/ Thomas J. Elowson Print Name:Thomas J. Elowson Title: President

Exhibit A
Discount Schedule on Principal Amount of Note for Prepayments

Prepayments – Months 1 through 3
Prepayment Amount	Percentage Discount	Resulting Note Discount	Remaining Principal
$50,000.00	33.3%	$166,500.00	$333,500.00
$75,000.00	50%	$250,000.00	$250,000.00
$100,000.00	66.6%	$333,000.00	$167,000.00
$150,000.00	100%	$500,000.00	$0.00

Prepayments – Months 4 through 6
Prepayment Amount	Percentage Discount	Resulting Note Discount	Remaining Principal
$50,000.00	25%	$125,000.00	$375,000.00
$100,000.00	50%	$250,000.00	$250,000.00
$150,000.00	75%	$375,000.00	$125,000.00
$200,000.00	100%	$500,000.00	$0.00

Prepayments – Months 7 through 12
Prepayment Amount	Percentage Discount	Resulting Note Discount	Remaining Principal
$50,000.00	22.22%	$111,100.00	$388,900.00
$100,000.00	44.44%	$222,200.00	$277,800.00
$150,000.00	66.66%	$333,300.00	$166,700.00
$200,000.00	88.88%	$444,400.00	$55,600.00
$225,000.00	100%	$500,000.00	$0.00

Prepayments – Months 13 through 18
Prepayment Amount	Percentage Discount	Resulting Note Discount	Remaining Principal
$50,000.00	20%	$100,000.00	$400,000.00
$100,000.00	40%	$200,000.00	$300,000.00
$150,000.00	60%	$300,000.00	$200,000.00
$200,000.00	80%	$400,000.00	$100,000.00
$250,000.00	100%	$500,000.00	$0.00

Prepayments – Months 19 through 24
Prepayment Amount	Percentage Discount	Resulting Note Discount	Remaining Principal
$50,000.00	18.18%	$90,900.00	$409,100.00
$100,000.00	36.36%	$181,800.00	$318,200.00
$150,000.00	54.54%	$272,700.00	$227,300.00
$200,000.00	72.72%	$363,600.00	$136,400.00
$250,000.00	90.90%	$454,500.00	$45,500.00
$275,000.00	100%	$500,000.00	$0.00

Prepayments – Months 25 through 30
Prepayment Amount	Percentage Discount	Resulting Note Discount	Remaining Principal
$50,000.00	16.66%	$83,300.00	$416,700.00
$100,000.00	33.33%	$166,650.00	$333,500.00
$150,000.00	50%	$250,000.00	$250,000.00
$200,000.00	66.66%	$333,300.00	$166,700.00
$250,000.00	83.33%	$416,650.00	$83,350.00
$275,000.00	91.66%	$458,300.00	$41,700.00
$300,000.00	100%	$500,000.00	$0.00